Exhibit 10.1

DATED this 24 day of April 2019

ACCELERATE TECHNOLOGIES PTE LTD

AND

APTORUM GROUP LIMITED

AND

AENEAS CAPITAL LIMITED

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MASTER COLLABORATION AGREEMENT

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MASTER COLLABORATION AGREEMENT

THIS MASTER COLLABORATION AGREEMENT (this “Master Agreement”) is made the 24th day of April 2019

Between

A*CCELERATE TECHNOLOGIES PTE LTD, a Singapore private limited company (Co. Registration No. 199503187D), with registered address at 1 Fusionopolis Way, #19-10 Connexis North, Singapore 138632 (“A*CCELERATE”)

And

APTORUM GROUP LIMITED, a Cayman Islands exempted company with limited liability (Co. Reg. No. 245310), with registered address at Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (“APTORUM”)

And

AENEAS CAPITAL LIMITED, a Hong Kong limited company (Co. Reg. No. 909999), with registered address at 17/F, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong (“AENEAS”), acting in the capacity as the investment manager of the Fund (defined below).

APTORUM and AENEAS shall be collectively referred to as the “APTORUM Parties”.

A*CCELERATE and APTORUM Parties shall be collectively referred to as “Parties” and individually referred to as a “Party”.

RECITALS:

A.	A*CCELERATE is the commercialization and technology transfer arm of the Agency for Science, Technology and Research (“A*STAR”) and research institutes managed and funded by A*STAR (the “A*STAR RIs”). A*CCELERATE has the rights to commercialise the intellectual property generated by the A*STAR RIs.

B.	APTORUM is a Hong Kong-based life science and pharmaceutical company publicly traded on NASDAQ dedicated to developing and commercializing a broad range of therapeutic and diagnostic technologies to tackle unmet medical needs.

C.	AENEAS is a Hong Kong-based licensed asset management company affiliated with APTORUM and will be acting as the investment manager of a certain fund vehicle (i.e., the Fund defined under Clause 4.4 below) to be set up for the purposes of making investments in the healthcare and life science sector, including into the Start-Ups and Holdco (defined below).

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D.	The Parties intend to, through Holdco (as defined below), collaborate as co-creation partners to establish up to twenty (20) project companies in Singapore (“Start-Ups”) leveraging technologies developed by the A*STAR RIs, or co-developed by the APTORUM Parties together with the A*STAR RIs.

E.	In order to regulate the relationship of the Parties as Shareholders (as defined below) of the Start-Ups and in the conduct of the business and affairs of the Start-Ups in the spirit of mutual confidence and co-operation, the Parties have agreed to enter into this Master Agreement on the terms and conditions set out below.

G.	This Master Agreement provides an overarching framework for the establishment of and participation in Start-Ups by the Parties subject to individual agreements of each Start-Up (each a “Subscription & Shareholders’ Agreement” or “SSA”). Each SSA constitutes a separate and individual contract between the parties thereto, including the Parties and/or their nominees which are Shareholders of the Start-Up (the “Shareholders”). It is agreed and understood that the terms of this Master Agreement may not be applicable or appropriate in all circumstances. In such instances, the Parties may choose not to use this Master Agreement and are free to negotiate and enter into separate agreements on terms and conditions to be agreed. If such a case occurs, the Parties will state this in the respective SSA.

IT IS HEREBY AGREED as follows: -

1.	DEFINITIONS

1.1	In this Master Agreement, unless the context otherwise requires, the following expressions shall have the following meanings: -

“Applicable Law” means any law (including common law or other binding law), statute, regulation, code, ordinance, rule, judgment, order, decree or directive or any determination by or requirement of a Competent Authority or interpretation or administration of any of the foregoing by a Competent Authority;

“Associate” means the meaning ascribed to it as set out at section 7(5) of the Companies Act;

“Board” means the board of directors of a Start-Up from time to time;

“Business” means the business carried on by a Start-Up of commercialisation of the relevant technology;

“Business Day” means a day other than a Saturday, Sunday or public holiday in Singapore and Hong Kong;

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“Business Plan”, with respect to a Start-Up, means the business plan set out in Annex A to the Subscription & Shareholders’ Agreement of that Start-Up and setting out, amongst others, the budget of the Start-Up for the financial period stated therein, and a research and development plan for the Start-Up in respect of the Business;

“Companies Act” means the Companies Act (Cap. 50) of Singapore;

“Competent Authority” means any national, state or local governmental authority, any governmental, quasi-governmental, judicial, public or administrative agency, authority or body, any court of competent jurisdiction and any local, national or supranational agency, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) acting within their powers and having jurisdiction over this Master Agreement or any of the Parties;

“Completion” means completion of the subscription and issuance of the Shares in the respective Start-Up;

“Completion Date” means the date of the respective Subscription & Shareholders’ Agreement;

“Confidential Information” means the meaning given to it in Clause 6;

“Connected Person” in relation to:-

(a)	an individual means:

(i)	the individual’s spouse, son, adopted son, step-son, daughter, adopted daughter, step-daughter, father, step-father, mother, step-mother, brother, step-brother, sister or step-sister; and

(ii)	a firm, a limited liability partnership or a company in which the individual or any of the persons mentioned in sub-paragraph (i) has control of not less than twenty percent (20%) of the voting power in the firm, limited liability partnership or company, whether such control is exercised individually or jointly.

(b)	a firm, a limited liability partnership or a company means: another firm, limited liability partnership or company in which the first mentioned firm, limited liability partnership or company has control of not less than twenty percent (20%) of the voting power in that other firm, limited liability partnership or company;

“Constitution” means the meaning ascribed to it as set out in section 4 of the Companies Act;

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“Directors” means the directors of the Start-Up from time to time;

“Effective Date” means 24 April 2019.

“Encumbrance” means a mortgage, charge, lien, pledge, right of pre-emption, option, covenant, restriction, lease, trust, order, decree, title defect or any other security interest or conflicting claim of ownership or right to use or any other third party right;

“Intellectual Property” or “IP” means all know-how and intellectual property rights (including without limitation patents, copyrights, designs, semiconductor layout designs, and trade secrets) worldwide arising under statutory or common law, and whether or not perfected;

“Related Corporation” means the meaning ascribed to it as set out in section 4 of the Companies Act;

“Start-Up IP” means the Intellectual Property licensed to or acquired by the respective Start-Up by the Parties;

“Shareholder”, with respect to a Start-Up, means a holder of Shares in that Start-Up who is or becomes a Party (or is the Party’s nominee) to this Master Agreement and the relevant Subscription & Shareholders’ Agreement;

“Shares”, with respect to a Start-Up, means the ordinary shares in the capital of the respective Start-Up;

“Technology Licence Agreement” means the technology licence agreement in relation to Start-Up IP to be entered into between Start-Up, as licensee, and the relevant Party, as licensors and owner of the Start-Up IP; and

“Total Issued Shares” means the total number of Shares in issue at the relevant time.

1.2	Interpretation

In this Master Agreement:

1.2.1	reference to:

(a)	any statute or statutory provision includes a reference:

(i)	to that statute or statutory provision as from time to time consolidated, modified, re-enacted (with or without modification) or replaced by any statute or statutory provision; and

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(ii)	any subordinate legislation made under the relevant statutory provision;

except to the extent that any such consolidation, modification or re-enactment coming into force after the date of this Master Agreement would increase or extend the liability of a party under this Master Agreement;

(b)	the singular includes the plural and vice versa and any gender includes other genders;

(c)	a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or carrying on business), unincorporated association, governmental entity and a partnership and, in relation to a party who is an individual, his legal personal representative(s);

(d)	a document “in agreed form” is to a document in the form agreed by and initialed by or on behalf of each Party for the purposes of identification;

(e)	“this Master Agreement” includes this agreement as amended or supplemented from time to time;

1.3	The schedules form part of this Master Agreement as if set out in full in this Master Agreement and a reference to “this Master Agreement” includes a reference to the schedules.

2.	GOVERNANCE FRAMEWORK

2.1	The Parties shall set up a panel (“Steering Committee”) to review and approve Start-Ups’ Business Plans, according to an agreed set of terms of reference.

2.2	The Steering Committee shall comprise one (1) nominee of A*CCELERATE and one (1) nominee of the APTORUM Parties or Holdco to be members on the Steering Committee.

2.3	The approval of the Start-Up as a vehicle for leveraging and commercialising technologies developed by the A*STAR RIs, or co-developed by the APTORUM Parties together with the A*STAR RIs must be unanimously approved by both members of the Steering Committee.

2.4	A*CCELERATE shall have absolute autonomy in deciding which of the A*STAR RI technology shall be disclosed to the other Parties as a potential basis for commercialization through a Start-Up. Upon disclosure to the other Parties, the A*STAR RI technology shall be regarded as Confidential Information of A*CCELERATE and subject to the confidentiality obligations as set out in Clause 6.

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2.5	Each Party will appoint one (1) alliance manager. The alliance managers will work together to serve as the primary business contact between the Parties, and will further supervise and manage the incubation process of the Start-Ups.

2.6	Subject to participation of any prospective Additional Shareholders (see Clause 3.2), the Steering Committee will negotiate and jointly decide on the technologies and their scope (“Start-Up Projects”) that can potentially lead to the formation of Start-Ups.

2.7	The focus of Start-Up Projects will be on, but not limited to, technologies related to healthcare, medical and life science applications and other areas to be agreed between the Parties. The relevant groups of technologies include, but are not limited to the following:-

2.7.1	robotics that have surgical or medical applications;

2.7.2	artificial intelligence and related applications in the medical and life sector;

2.7.3	blockchain or related applications for the healthcare, medical and life science sectors; and

2.7.4	therapeutic assets.

3.	FORMATION AND EXIT OF START-UPS

3.1	The Start-Ups will be incubated through the APTORUM Parties setting up a Singapore based holding company structure in the name of Aptorum Ventures Holding Pte Limited (“Holdco”), which will act as the holding company (being the APTORUM Parties’ nominee) for all subsequent venture creation or joint commercialization center activities including the development of the Start-Ups. A*CCELERATE may participate in Holdco in the future upon mutual agreement.

3.2	Each Start-Up shall have A*CCELERATE and Holdco (being the APTORUM Parties’ nominee) as the founding Shareholders, with the possibility of additional Shareholders that is not a Related Corporation (“Additional Shareholders”) on a case-by-case basis.

3.3	Each Start-Up shall have a valuation to be mutually agreed between the Parties.

3.4	For each Start-Up, A*CCELERATE’s equity stake shall be dependent on the A*CCELERATE Contribution (see Clause 4.2) invested at the valuation agreed. APTORUM and the FUND’s equity stake shall be dependent on APTORUM Contribution (see Clause 4.3) invested at the valuation agreed.

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3.5	In the event that A*CCELERATE and the APTORUM Parties (through the Holdco) wish to incorporate a Start-Up as Shareholders, they shall execute an SSA substantially in the form attached as Schedule 1, subject to additional terms agreed by the Parties, and other ancillary legal documentation to effect such. Each SSA shall include the Business Plan, cash and in-kind contributions, shareholdings of the Shareholders and such other additional terms and conditions to be agreed based on the negotiations between the Parties on a case-by-case basis.

3.6	The respective Shareholders shall inject or procure the injection of the Contributions of Parties (as defined in Clause 4) into the Start-Ups for their operations. The SSA shall set out a contribution timetable that defines each Party’s contribution and the Shares to be issued based on the value of actual contributions. The relevant SSA will then be executed by A*CCELERATE, the APTORUM Parties (or their nominee) (to the extent applicable) and Holdco.

3.7	The Parties agree that each SSA constitutes a separate and individual contract between the respective Parties.

3.8	The Shareholders in the respective Start-Up shall subscribe for Shares in the Start-Up for the consideration set out in the respective SSA.

4.	CONTRIBUTIONS OF PARTIES

4.1	Subject to this Clause 4, the aggregate value of the respective contributions made by A*CCELERATE and the APTORUM Parties will be matched on a one to one (1:1) ratio, or, where the APTORUM Parties decide to make further contributions, up to a one to two (1:2) ratio. The value of each Party’s contributions can be increased with mutual agreement.

4.2	Subject to any suitable Start-Ups being identified, A*CCELERATE will contribute a total value of up to United States Dollars Thirty Million (US$30,000,000) (“A*CCELERATE Contribution”) at the discretion of A*CCELERATE in the following areas:

4.2.1	IP developed by the A*STAR RIs before the commencement date of the relevant Start-Up Project shall be licensed to the Start-Ups under the Technology Licence Agreements (“Background IP”); and

4.2.2	Subject to Clause 4.2.1, A*CCELERATE, through its affiliated A*STAR RIs, will continue to fund research and development into the Background IP by (i) funding of manpower costs of A*STAR RIs’ researchers or project engineers; and (ii) provision of equipment, consumables and materials to be used/consumed at A*STAR RIs for the purposes of developing products/technologies to be licensed to or acquired by the Start-Ups.

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4.3	Subject to any suitable Start-Ups being identified and subject to Clause 4.4, the APTORUM Parties will contribute a total value of up to United States Dollars Thirty Million (US$30,000,000) in cash and up to United States Dollars Thirty Million (US$30,000,000) in kind (the “APTORUM Contribution”) at the discretion of the APTORUM Parties in the following areas:

4.2.1	securing pilot customers;

4.2.2	incorporation of the Start-Ups as companies and financial commitments of such customers;

4.2.3	capital raising and capital market plans;

4.2.4	recruiting and building of the Start-Up teams;

4.2.5	equipment and infrastructure; and

4.2.6	licensing of IP to the Start-Ups under the Technology Licence Agreements.

4.4	The APTORUM Parties may make the APTORUM Contribution through a healthcare and life science strategic investment fund (“Fund”) it will set up, with AENEAS as the Fund’s manager. The Fund’s activities include, but are not limited to providing investment funding to Holdco (and directly to the Start-Ups where applicable) and acting as anchor investor for the APTORUM Parties. The Parties agree that:-

4.4.1	The Fund and its presentation materials will include the reference to APTORUM’s name in its capacity as the sponsor of the Fund;

4.4.2	The Fund and its presentation materials will include the reference to A*CCELERATE’s name in its capacity as a venture co-creation partner with the APTORUM Parties for establishing a number of Start-Ups based on A*STAR RIs’ technologies or technologies co-developed by the APTORUM Parties together with the A*STAR RIs or such other technologies agreed between the Parties, which will be subject to the Parties’ review and approval prior to circulation to external prospective investors.

4.5	The APTORUM Parties may facilitate collaboration and/or integration between technologies developed by A*STAR RIs and those developed by the APTORUM Parties and/or their Affiliated Company on a project-by-project basis within a Start-Up.

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4.6	The APTORUM Parties will undertake, on a best effort and good faith basis, to organize and introduce potential investors to the Start-Ups, including but not limited to, arranging investor roadshows and liaisons with third party agents and other potential strategic partners.

4.7	Each Party, shall on a best effort and good faith basis, invite or involve the other Party to publicity related events such as presentations or conferences that have the ultimate aim to improve investment sentiment of the Start-Up Projects.

5.	TERM

5.1	This Master Agreement shall come into force on the Effective Date and shall continue for a period of five (5) years unless earlier terminated in accordance with the terms of this Master Agreement or extended by the Parties’ agreement in writing.

5.2	This Master Agreement shall be terminated in the event:-

5.2.1	no Start-Ups are established (on the basis of at least an agreed term sheet for the establishment of the Start-Up) within one (1) year from the Effective Date;

5.2.2	either A*CCELERATE or the APTORUM Parties is not able to provide any of its respective contribution as set out in Clause 4.

6.	CONFIDENTIALITY

6.1	Subject to Clause 6.2, each Party shall, until five (5) years after the expiry of this Master Agreement, keep confidential any information which is obtained by it from another Party which is designated by the disclosing party to be confidential and which:

6.1.1	relates to the negotiation of this Master Agreement, a SSA or any document referred to in this Master Agreement or a SSA;

6.1.2	relates to the provisions or the subject matter of this Master Agreement or of any document referred to in this Master Agreement;

6.1.3	relates to the Start-Up;

6.1.4	relates to the Business;

6.1.5	relates to the APTORUM Parties or A*CCELERATE; or

6.1.6	relates to IP developed by the A*STAR RIs.

(collectively, “Confidential Information”).

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6.2	Clause 6.1 shall not apply to information to the extent that:

6.2.1	any Party (or its advisers or Associates) is required to disclose it by any Applicable Law or Competent Authority;

6.2.2	it is contained in any announcement or publication in agreed form; or

6.2.3	a Party has disclosed it to any of its advisers who need to know it for the purposes of advising in relation to or furthering the provisions of this Master Agreement and who are aware of the obligations of confidentiality and have agreed to keep the information confidential and not to use it for any purpose other than the purpose for which it was disclosed.

6.3	Notwithstanding the above, APTORUM shall be permitted to issue press release or other public disclosure relating to the transactions contemplated by this Master Agreement as required by applicable law, court process or Nasdaq or other stock exchange rules, in which case APTORUM will allow A*CCELERATE reasonable time (to the extent practicable) to comment thereon in advance of the issuance. The Parties acknowledge that APTORUM may file a copy of this Master Agreement redacting the confidential business terms with the SEC as an exhibit to its filings.

6.4	Each Party agrees that the obligations of confidentiality contained herein shall not attach to information that:-

(a)	is publicly available prior to the date of this Master Agreement or becomes publicly available thereafter through no wrongful act of the receiving Party;

(b)	was known to the receiving Party prior to the date of the disclosure or was disclosed to the receiving Party by a third Party without restriction and without breach of the confidentiality obligations under this Master Agreement by the receiving Party;

(c)	is disclosed by the receiving Party with prior written approval of the disclosing Party;

(d)	can be established by tangible evidence to have been independently developed by the receiving Party without the use of or reference to the disclosing Party’s Confidential Information;

(e)	is required to be disclosed to governmental or regulatory bodies or to a court of competent jurisdiction pursuant to any written law, provided, however, that such disclosure is limited to that required to be disclosed;

(f)	a Party discloses to its Related Corporations for compliance with reporting obligations.

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7.	Trading in Securities

A*CCELERATE acknowledges that it is aware (and that its representatives are aware) that collaborations under this Master Agreement and the Confidential Information being furnished by the APTORUM Parties may contain material, non-public information regarding APTORUM and that the United States securities laws prohibit any person who has such material, non-public information from purchasing or selling securities of APTORUM on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

8.	NOTICES

8.1	Where this Master Agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in accordance with the following provisions of this clause.

8.2	Any notice or communication to be given or made under or in connection with this Master Agreement may be delivered or sent by post to each Party at the following addresses:

If to A*CCELERATE:

Attn. A*ccelerate Venture Creation

1 Fusionopolis Way, #19-10 Connexis North, Singapore 138632

Email:

If to APTORUM Group Limited:

Address: 17/F, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Attention: The Board of Aptorum Group Limited

Email: investor.relations@aptorumgroup.com

If to AENEAS Capital Limited:

Address: 17/F, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Attention: The Board of Aeneas Capital Limited

Email: ir@aeneasgroup.com

8.3	Any notice or other communication so delivered or sent shall be deemed to have been served when received except that if it is received between 5.30 p.m. on a Business Day and 9.00 a.m. on the next Business Day it shall be deemed to have been served at 9.00 a.m. on the second of such Business Days.

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8.4	Where any Party has given notice to the others of any different address or number to be used for the purposes of this clause then such different address or number shall be substituted for that shown above.

9.	THIRD PARTY RIGHTS

No term of this Master Agreement is enforceable under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, by a person who is not a Party.

10.	ENTIRE AGREEMENT

10.1	This Master Agreement constitutes the entire agreement between the Parties about the subject matter of this Master Agreement and supersedes all earlier understandings and agreements between any of the Parties and all earlier representations by any Party about such subject matter.

10.2	The Parties have not entered into this Master Agreement in reliance upon any representation, warranty or promise and no such representation or warranty or any other term is to be implied in them whether by virtue of any usage or course of dealing or otherwise except as expressly set out herein.

11.	MISCELLANEOUS

11.1	No waiver by any Party of any requirement of this Master Agreement or any right which it has under it shall be valid unless such waiver is in writing signed by such Party.

11.2	No failure or delay by any Party in exercising any right under this Master Agreement shall operate as a waiver of such right nor shall any single or partial exercise of any right preclude the exercise of any other right.

11.3	This Master Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all the duplicates shall together constitute one (1) instrument.

11.4	If a term of this Master Agreement shall be held to be illegal, invalid or unenforceable it shall to that extent be deemed not to form part of this Master Agreement, but the enforceability of the remainder of this Master Agreement shall not be affected.

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12.	COSTS

12.1	Each Party shall bear its own legal costs and disbursements incurred in the negotiations leading up to and in the preparation and execution of this Master Agreement and of matters incidental to this Master Agreement.

13.	GOVERNING LAW AND JURISDICTION

13.1	This Master Agreement shall be governed by the laws of Singapore.

13.2	Any dispute arising out of or in connection with this Master Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The Tribunal shall consist of one (1) arbitrator to be appointed by the Chairman of the SIAC and the language of the arbitration shall be English.

13.	COUNTERPARTS

13.1	This Master Agreement may be executed in any number of counterparts or duplicates, each of which, when executed and delivered, shall be original, and such counterparts or duplicates together shall constitute one (1) and the same instrument.

[Signature page to follow]

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AS WITNESS the hands of the Parties hereto the day and year first above written.

SIGNED by	)
)
for and on behalf of A*CCELERATE	)
TECHNOLOGIES PTE LTD	)
)
in the presence of:-)		Name: Philip Lim
	)	Designation: CEO
)

Name:
Designation:

SIGNED by	)
)
for and on behalf of APTORUM GROUP LIMITED	)
)
in the presence of:	)	Name:
	)	Designation:
)

Name:
Designation:

SIGNED by	)
)
for and on behalf of AENEAS CAPITAL LIMITED	)
)
in the presence of:-)		Name:
	)	Designation:
)

Name:
Designation:

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SCHEDULE 1

Template Subscription and Shareholders Agreement

This Subscription & Shareholders’ Agreement (“SSA”) is made on the [_______] day of [_____________] 20__

Between

A*CCELERATE TECHNOLOGIES PTE LTD (Co. Registration No. 199503187D), of 1 Fusionopolis Way, #19-10 Connexis North, Singapore 138632 (“A*CCELERATE”)

And

[                                           ]

And

[                                           ]

(hereinafter referred to collectively as “the Shareholders” and individually as “a Shareholder”)

And

[                                           ] (“Start-Up”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	[ ]

2.	CONDITIONS PRECEDENT

2.1	Notwithstanding anything contained in this SSA to the contrary, the obligation of the APTORUM Parties under this SSA to subscribe for the Shares set out in Clause 3 of this SSA is conditional on the following:-

2.1.1	the APTORUM Parties having completed, on or before the Completion Date, its due diligence exercise on the Start-Up IP and the results of such exercise being satisfactory to the APTORUM Parties;

2.1.2	the Technology Licence Agreement being entered into on or before the Completion Date;

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2.1.3	the APTORUM Parties having received, on or before the Completion Date, all the documents required under Clause 4 in relation to the Completion;

2.1.4	appointment of key management of Start-Up;

2.1.5	all approvals and consents, if necessary, for the transactions contemplated under this SSA, having been obtained, and having not been withdrawn or amended, on or before the Completion Date; and

2.1.6	all representations, undertakings and warranties of Start-Up under this SSA having been complied with in all material aspects, being true, accurate and correct as at the Completion Date.

3.	SUBSCRIPTION FOR SHARES

3.1	Subject to the terms of this SSA, [ ] shall subscribe for and be issued [ ] Shares, for cash consideration of [ ] as well as [ ].

3.2	Subject to the execution of the Technology Licence Agreement, Start-Up shall issue [ ] Shares as fully paid to A*CCELERATE.

3.3	Start-Up shall use the cash proceeds from the Shares solely for the purpose of carrying on the Business in accordance with the Business Plan and to fund future activities of Start-Up as agreed from time to time between Start-Up and the Shareholders.

3.4	It is the intention of the Parties to this SSA that upon the issue and allotment of the Shares set out in this Clause 3, the issued and paid up capital of Start-Up shall be held as follows:

Shareholders	Shares at completion	Percentage

A*CCELERATE	[ ]	[ ]	%

[ ]	[ ]	[ ]	%

Total	[ ]	100%

3.5	Each Party (other than Start-Up) irrevocably waives or procures the waiver of any pre-emption rights it or its nominees may have under the Constitution or otherwise, so as to enable the issue of the Shares set out in this Clause 3 to proceed.

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4.	COMPLETION

4.1	Completion of the subscription of [ ] Shares by the Shareholders shall take place on the Completion Date at the offices of A*CCELERATE, or such other place as may be agreed in writing between the Parties.

4.2	For the purposes of Completion, A*CCELERATE and Start-Up shall, on the Completion Date, deliver or cause to be delivered to the APTORUM Parties the following:-

4.2.1	a certified true copy of the resolutions of the extraordinary general meeting of Start-Up approving the allotment and issue of the Shares to the APTORUM Parties and A*CCELERATE;

4.2.2	a certified true copy of the resolutions of the Board of Start-Up approving the following:-

(i)	the issue of the share certificates in favour of A*CCELERATE and the relevant APTORUM Parties in respect of the allotment of the Shares;

(ii)	the entering into the register of members of Start-Up the names of the relevant APTORUM Parties and A*CCELERATE as holders of their respective Shares; and

(iii)	the appointment of the Directors onto the Board of Start-Up;

4.2.3	the relevant share certificates in favour of the APTORUM Parties and A*CCELERATE; and

4.2.4	a certified true copy of the Technology Licence Agreement.

4.3	In exchange for the items delivered or caused to be delivered by A*CCELERATE and Start-Up pursuant to Clause 4.2, the APTORUM Parties shall make payment of the cash consideration of the Shares by way of telegraphic transfer to the bank account of Start-Up.

5.	WARRANTIES

5.1	Each of the Shareholders represents, warrants and undertakes that:

5.1.1	it has the requisite power and authority to enter into, perform and observe its obligations under this SSA and this SSA will, when executed, constitute its valid and legally binding obligations, enforceable in accordance with its terms;

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5.1.2	it has obtained all necessary consents, authorisations, orders and approvals and taken all necessary action (including but not limited to the filing or registration with any governmental authority or other regulatory body of any instrument, document or agreement) required in connection with the execution, delivery and performance of this SSA and that all such consents, authorisations, orders and approvals are in force and have not been superseded, revoked or modified;

5.1.3	the execution, delivery and performance of this SSA and the consummation of the transactions contemplated hereunder will not: (a) violate any provisions of its Constitution (or equivalent constitutive document); or (b) violate any applicable statute, law, regulation or directive of its respective jurisdiction.

5.2	Each Warranty shall be construed as an independent warranty and shall not be limited by reference to or inference from any other term of this SSA or any other Warranty.

6.	BOARD OF DIRECTORS

6.1	The number of directors of the Board shall comprise [ ] directors or such number as may from time to time be approved by all the Shareholders.

6.2	The APTORUM Parties shall have the right to appoint [ ] directors of Start-Up (the “APTORUM Parties Directors”) and remove from office any person so appointed by it or them (as the case may be) and appoint another person in his place.

6.3	A*CCELERATE shall have the right to appoint [ ] directors of Start-Up (the “A*CCELERATE Directors”) and remove from office any persons so appointed by it and appoint other persons in his place.

6.4	The Shareholders shall procure Start-Up to appoint the following respective nominees as Directors following Completion:

(a)	[ ] as an APTORUM Parties Director
(b)	[ ] as an A*CCELERATE Director

6.5	Any Director may appoint any person to be his alternate and may remove from office such alternate director appointed by him. When an alternate director is also a Director or acts as an alternate director for more than one (1) Director, he shall have one (1) vote for every Director represented by him (in addition to his own vote if he/she is himself/herself a Director) but he/she shall count only as one (1) for the purpose of determining whether a quorum is present.

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6.6	The office of a Director shall be vacated if he/she:

6.6.1	or the Party which has nominated him/her as its representative on the Board (as the case may be) ceases to be a Shareholder;

6.6.2	ceases to be a Director by virtue of the Companies Act;

6.6.3	becomes bankrupt or makes any arrangement or composition with his/her creditors generally;

6.6.4	becomes prohibited from being a Director by reason of any order made under the Companies Act;

6.6.5	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental disorder;

6.6.6	resigns from his office by notice in writing to Start-Up;

6.6.7	for more than twelve (12) months is absent without permission of the Directors from meetings of the Board held during that period and his alternate Director (if any) has not during such period attended in his place; or

6.6.8	is directly or indirectly interested in any contract or proposed contract with Start-Up and fails to declare the nature of his interest in manner required by the Companies Act.

7.	PROCEEDINGS OF DIRECTORS

7.1	Notice of Board meetings. Unless otherwise agreed to by all the Directors, at least seven (7) days’ prior written notice shall be given to all Directors of all meetings of the Board, such notice to be accompanied by a written agenda specifying the business to be transacted at such meeting together with all papers to be circulated or presented at the same including, without limitation, management accounts and financial statements, for the relevant period immediately prior to the date of such meeting.

7.2	Frequency of Board meetings. The Board shall meet at least once every six (6) months and unless otherwise agreed to by all the Directors all meetings of the Board shall be held in Singapore. Notwithstanding the previous sentence, the Directors may participate in a Board meeting by means of telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and be heard at all times by all other participants, without the need for a Director to be in the physical presence of another Director and participation of a meeting in this manner shall be deemed to constitute presence in person at such meeting.

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7.3	Resolutions in writing. A resolution in writing signed by all of the Directors for the time being shall be valid and effectual as if it had been a resolution passed at a meeting of the Board duly convened and held.

7.4	Position of Conflict. Subject to disclosure in accordance with section 156 of the Companies Act, a Director shall be entitled to vote at a meeting of Directors or of a committee of the Directors on any resolution concerning any matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of Start-Up.

7.5	Board Minutes. The Directors shall procure that within 14 days after each meeting of the Board (or committee of the Directors) a copy of the minutes thereof is circulated for approval by the Board.

7.6	Quorum. The quorum for any meeting of the Board (including adjournments thereof) shall except as otherwise provided in Clause 7.7 be two (2) Directors then in office and shall include an A*CCELERATE Director and an APTORUM Parties Director.

7.7	Absence of Quorum. If a quorum is not present at any meeting of the Board when it is first convened, then that meeting shall be adjourned to the same place and time seven (7) days thereafter or as soon as possible if unanimously agreed to by all Board members.

7.8	Voting. Subject to Clause 9.1, questions arising at any meeting (including any adjourned meeting) of the Board shall be decided by a simple majority of votes. In the case of an equality of votes, the Chairman of the Board shall not have a second or casting vote.

8.	SHAREHOLDERS MEETINGS

8.1	Notice of Meetings. Save as otherwise required under the Companies Act, at least 14 days’ notice in writing of each general meeting and four (4) days’ written notice of each adjourned general meeting shall be given to each Shareholder and such notice shall be accompanied by an agenda stating in reasonable detail the matters to be considered at the meeting.

8.2	Quorum. No business shall be transacted at any general meeting of Start-Up or any adjourned meeting unless a quorum is present. A quorum of Shareholders at a general meeting of Start-Up shall, subject to this Clause 8.2, consist of Shareholders holding a majority of the Total Issued Shares and shall include the APTORUM Parties and A*CCELERATE, whether present in person, by proxy or corporate representative. If a quorum of the Shareholders is not present at the start of and throughout a duly convened general meeting, that general meeting shall be adjourned to the same time and place seven days thereafter. A quorum at such adjourned general meeting shall consist of such number or percentage of Shareholders as are actually present.

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8.3	Chairman. The Chairman of the Board shall also preside as Chairman at every general meeting. In his absence, the Chairman of the meeting shall be appointed by a majority of the Shareholders present.

8.4	Meetings by Telephone Conference. Save as otherwise required under the Companies Act or this SSA, the Shareholders may participate in a general meeting by means of a telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other and be heard at all times by all other participants, without the need for a Shareholder to be in the physical presence of another Shareholder, and participation in a general meeting pursuant to this Clause 8.4 shall constitute presence in person at such meeting.

8.5	Voting. Save as otherwise required under the Companies Act and the Constitution and subject to Clause 9.1, all resolutions of the Shareholders shall be passed by a simple majority of votes.

9.	SHAREHOLDER RESERVED MATTERS

9.1	Notwithstanding Clause 8.5 or anything contrary expressed or implied in this SSA or in the Constitution, no action in respect of any matter specified below shall be taken by Start-Up unless the APTORUM Parties and A*CCELERATE (for as long as each of them holds Shares) have also approved (such approval not to be unreasonably withheld) of it at a duly constituted Shareholders’ meeting or in writing:

[9.1.1	amendment to Start-Up’s Constitution;

9.1.2	change in the issued share capital of Start-Up or creation of any other securities other than as provided in this SSA;

9.1.3	any change in the dividend policy of Start-Up, or any capitalisation of profits or reserves, or the approval, declaration or payment of dividends (whether interim or final) or other distributions of Start-Up’s profits and earnings;

9.1.4	approval of Start-Up’s annual audited accounts;

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9.1.5	change in the Board composition;

9.1.6	appointment of (and subsequent change in) Start-Up’s auditors;

9.1.7	appointment or removal of key management of Start-Up;

9.1.8	approval of any merger, liquidation, dissolution or acquisition of Start-Up or sale of all or a substantial part of the business, undertaking or assets of Start-Up;

9.1.9	grant of options or rights to convert into Shares other than as provided in this SSA;

9.1.10	approval of any proposal for the winding-up of Start-Up, or for putting Start-Up into receivership or judicial management, or any change or cessation of any material part of its business;

9.1.11	any material change to the nature of, or cessation of, its business;

9.1.12	sale, transfer, lease or assignment or otherwise disposal of the whole, substantially the whole, or material part of the undertaking or the assets of Start-Up in a single transaction or series of related transactions;

9.1.13	incurrence of any unbudgeted expenditure in excess of US$[ ] except that if, at the start of a new financial year an annual budget has not been approved, Start-Up may continue to incur expenditure at the levels of the previous quarter pending approval of the budget;

9.1.14	dealing (including the acquisition or disposal, whether outright or by way of licence or otherwise) with Intellectual Property other than in the ordinary course of day-to-day trading;

9.1.15	entering into any agreement or arrangement which is either outside the ordinary course of its day-to-day trading or otherwise than at arm’s length;

9.1.16	permitting any forms of borrowing of Start-Up other than as provided in this SSA;

9.1.17	creation of any Encumbrance (other than by way of permitting suppliers to retain title) or other third party rights over Start-Up or its assets;

9.1.18	making of any loan or advance or give any credit (other than in the ordinary course of day-to-day trading) to any person or acquire any loan capital of any corporate body (wherever incorporated);

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9.1.19	giving of any guarantee or indemnity;

9.1.20	approval of dividends declared by the Board and payable out of the profits of Start-Up.

9.1.21	entering into any agreement or arrangement with a director or employee (including an Associate of such director or employee);

9.1.22	making of any change to the service agreements or engagement letters of any of the Directors with Start-Up or enter into a new service agreement with any of them; and

9.1.23	conduct of any litigation material to Start-Up, except for the collection of debts arising in the ordinary course of its day-to-day trading or making any application for an interim injunction or other application or action (including interim defence) which is urgently required in the interests of Start-Up in circumstances in which it is not reasonably practicable to obtain consent from APTORUM Parties.]

10.	FURTHER ISSUE OF SHARES

10.1	Rights of Shareholders. Unless otherwise agreed by all the Shareholders, all new Shares to be issued in Start-Up (a “Rights Offer”), must be first offered to all Shareholders in proportion to each Shareholder’s respective interest in the then issued share capital of Start-Up prior to such Shares being offered to any third parties. Such offers to the Shareholders shall be at the same price and on the same terms and shall be valid for sixty (60) days from the date of the Rights Offer (the “Rights Offer Period”).

10.2	Shareholders’ Notice of Acceptance. Notice of a Shareholder’s intention to accept, in whole or in part its pro rata share of a Rights Offer, together with such additional shares as a Shareholder desires to purchase if any other Shareholder does not elect to accept its full pro rata share of the Rights Offer, shall be evidenced by a notice in writing signed by such Shareholder and delivered to Start-Up prior to the end of the Rights Offer Period. If any Shareholder does not elect to accept its full pro-rata share of the Rights Offer, the shares not accepted by such Shareholder shall be offered pro rata for a period of thirty (30) days to those other Shareholders who have indicated their intention to subscribe for additional shares.

10.3	Offer to Third Parties. After the expiration of the offer period(s) mentioned in Clauses 11.1 and 11.2, Start-Up shall have the right for a period of ninety (90) days thereafter, to offer the Shares not subscribed for by any of the Shareholders to a non-Shareholder at a price per Share and on terms no more favourable to such non-Shareholders than as set forth in the Rights Offer, provided that the said non-Shareholder agrees to execute and deliver to the other Shareholders and Start-Up a Deed of Adherence to this SSA. If Start-Up does not allot and issue all of such Shares during such period, any new issues of Shares shall comply with the foregoing provisions of this Clause 10.

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11.	TRANSFER OF SHARES

11.1	Pre-emption Rights

11.1.1	Transfers: All Shareholders acknowledge and agree that a Shareholder may not transfer, sell, assign, exchange or otherwise dispose of all or any portion of its Shares or any interest therein to any third party (including another Shareholder) (each a “Transfer”) except on the terms and conditions set out in this SSA. Any attempted Transfer that does not comply with the terms and conditions of this SSA shall be void ab initio. The Shareholders shall cause the Directors not to register any Transfer unless the provisions of this SSA have been fully complied with and the transferee executes a Deed of Adherence contemporaneously with such Transfer.

11.1.2	Permitted Transfers: Notwithstanding anything to the contrary, a Shareholder, being a company, may transfer at any time without restriction as to price or otherwise all (but not some) of its Shares to its Related Corporation. The transferee Shareholder shall provide to the other Shareholders and Start-Up such information as such parties may reasonably require to ascertain that the transferee Shareholder has not ceased to be such a Related Corporation of the transferor.

11.1.3	Offer to Shareholders

(a)	If any Shareholder (the “Intended Seller”) wishes to transfer all or any part of its Shares to a third party (including another Shareholder) (the “Offeror”) who has delivered a bona fide offer in writing to the Intended Seller, the Intended Seller shall first give written notice (the “Offer Notice”) to all the other Shareholders and Start-Up within seven (7) days of the offer from the Offeror.

(b)	The Offer Notice shall state and contain the following details (which collectively, shall be referred to as the “Notice Terms”):

(i)	The number of Shares that the Intended Seller proposes to transfer (the “Offered Shares”);

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(ii)	The details of the Offeror;

(iii)	The price per Share that has been offered by the Offeror;

(iv)	The proposed date of the Transfer;

(v)	All other material terms and conditions; and

(vi)	A copy of the bona fide written offer received by the Intended Seller from the Offeror.

11.1.4	Acceptance by Shareholders

(a)	All the Shareholders (other than the Intended Seller) which desire to purchase any of the Offered Shares (the “Buying Shareholders”) on the Notice Terms shall have the right, exercisable by providing notice to the Intended Seller (with a copy to Start-Up and all the other Shareholders) within 14 days subsequent to the date of the Offer Notice, subject to the conditions set forth below, to purchase all or a portion of the Offered Shares on the Notice Terms, and such notice shall include a statement of the number of Offered Shares desired to be purchased.

(b)	If the number of Offered Shares desired to be purchased by the Buying Shareholders exceeds the actual number of Offered Shares, the Offered Shares shall be allocated among the Buying Shareholders on a proportionate basis, as follows: Each Buying Shareholder shall be entitled to purchase the number of Shares equal to (a) the total number of Shares held by that Buying Shareholder, divided by the total number of Shares of Start-Up held by all the Buying Shareholders, multiplied by (b) the number of Offered Shares.

(c)	If the aggregate number of Offered Shares desired to be purchased by the Buying Shareholders is less than the actual number of Offered Shares, each Buying Shareholder which provided an initial notice to purchase Offered Shares in accordance with the procedures described in Clause 11.1.4(a) shall have the right, exercisable by providing a second notice to the Intended Seller within seven (7) days after the expiration of the fourteen (14) day period specified in Clause 11.1.4(a) (with a copy to Start-Up and all the other Shareholders), to purchase such additional Offered Shares as such Buying Shareholder desires to purchase, on the Notice Terms.

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(d)	If the number of Offered Shares covered by the second notices from Buying Shareholders exceeds the remaining number of Offered Shares, the proportionate principles described above in Clause 11.1.4(b) will apply to those remaining Offered Shares.

(e)	If, as a result of the exercise by some or all of the Shareholders of their rights set forth above, all Offered Shares are taken up, the completion of the sale and purchase of the Offered Shares shall occur within thirty (30) days after the date of the expiration of the final exercise period or such longer period as was proposed in the bona fide offer from the Offeror.

(f)	If less than all the Offered Shares are taken up after this process, the rights of all the Buying Shareholders to purchase the Offered Shares shall lapse, and the Intended Seller thereafter shall be free for a period of ninety (90) days only following such lapse to sell all (but not less than all) of the Offered Shares to the Offeror on the Notice Terms and subject to the conditions described in this Clause 11.1.

11.1.5	Waiver: The provisions of this Clause 11.1 may be waived on a case-by-case basis by the written consent of all the Shareholders.

11.2	Compulsory Transfers

11.2.1	The following events (“Relevant Events”) shall give rise to the compulsory transfer of Shares:-

(a)	In relation to a Shareholder being an individual, such Shareholder is adjudicated bankrupt; or

(b)	In relation to a Shareholder being a body corporate:

(i)	A receiver, manager or judicial manager is appointed in respect of such Shareholder or over all or any part of its undertaking or its assets; or

(ii)	such Shareholder enters into liquidation (other than a voluntary liquidation for the purpose of a bona fide scheme of solvent amalgamation or reconstruction).

11.2.2	On the date that a Relevant Event occurs in relation to a Shareholder, an Offer Notice will be deemed to have been given (hereinafter a “Deemed Offer Notice”) by the Shareholder in question (the “Defaulting Shareholder”) in respect of all the Shares as shall then be registered in the name of the Defaulting Shareholder at a price equivalent to consideration paid in respect of the issue or acquisition of the Defaulting Shareholder’s Shares, or Fair Value, whichever is the lower (the “Transfer Price”).

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11.2.3	For the purposes of Clause 11.2.2, Fair Value shall be determined by an expert (the “Expert”) appointed by agreement between the Defaulting Shareholder and the Board, or in the absence of such agreement, appointed by the President for the time being of the Institute of Certified Public Accountants of Singapore. Such Expert shall act as expert and not as an arbitrator and his written determination shall (save in case of manifest error) be final and binding on the Defaulting Shareholder and the transferees of such Shares. Start-Up will use its best endeavours to procure that the Expert determines the Fair Value within twenty-one (21) days of being requested to do so. The costs of the Expert shall be borne (a) by Start-Up where no transfers subsequently occur pursuant to this Clause 11.2 or (b) equally by the Transferor and any transferee(s) where a transfer or transfers subsequently occur pursuant to this Clause. Fair Value in respect of the Defaulting Shareholder’s Shares shall be calculated as at the date of the appointment of the Expert and shall be based upon the following assumptions:

11.2.3.1	An arm’s length sale between a willing vendor and a willing purchaser;

11.2.3.2	If Start-Up is carrying on a business as a going concern, on the assumption that it will continue to do so;

11.2.3.3	That the Shares of the Defaulting Shareholder are capable of being transferred without restriction; and

11.2.3.4	That no account is taken of the minority or majority interest of the Shares of the Defaulting Shareholder.

11.2.4	The Deemed Transfer Notice shall constitute Start-Up as the agent for the sale of the Shares of the Defaulting Shareholder in accordance with the provisions of Clauses 11.1.3 to 11.1.5 (mutatis mutandis) at the Transfer Price. An obligation to transfer a Share under the provisions of this Clause 11.2 shall be deemed to be an obligation to transfer the entire legal and beneficial interest in such Share free from any Encumbrance.

11.2.5	Where a Defaulting Shareholder has served a Deemed Offer Notice pursuant to Clause 11.2.2, the Shares held by such Defaulting Shareholder shall immediately cease to have any rights of pre-emption under Clause 11.1 and shall be ignored in calculating the entitlements of the other Shareholders pursuant to this Clause 11 and the provisions of Clause 11.1 shall be construed accordingly.

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11.3	Tag Along Rights

11.3.1	Tag Along Rights: Without prejudice to the applicable pre-emptive provisions under Clause 11.1, if any Shareholder (the “Initiating Shareholder”) proposes to transfer (“Proposed Transfer”), for any reason and in any manner whatsoever, all or any Shares held by it representing greater than thirty percent (30%) of the outstanding share capital of the Start-Up to a third party who is not a Shareholder (but other than permitted transfers pursuant to Clause 11.1.2), the other Shareholders (each a “Non-Initiating Shareholder”) shall have the right to require the Initiating Shareholder to procure such third party to acquire their Shares on substantially the same terms as those offered for the Initiating Shareholder’s shares (the “Tag Along Right”).

11.3.2	Notice to Shareholders: The Initiating Shareholder shall within seven days of the offer from third party serve a notice (“Outside Offer Notice”) to the Non-Initiating Shareholders. The requirements as to the Offer Notice stated in Clause 11.1.3(b) shall apply mutatis mutandis to the Outside Offer Notice.

11.3.3	Tag Along Notice: Within 14 days of receipt of the Outside Offer Notice from the Initiating Shareholder, the Non-Initiating Shareholders may, at their option serve a notice on the Initiating Shareholder requiring such action by the Initiating Shareholder as referred to in Clause 11.3.1 (a “Tag Along Notice”). Such Tag Along Notice shall indicate the number of Shares which the Non-Initiating Shareholder desires to include in the Proposed Transfer. The number of Shares the Non-Initiating Shareholder is entitled to transfer pursuant to the Proposed Transfer (the “Tag Along Shares”) will be in the same proportion as the Shares offered by the Initiating Shareholder. For the purpose of this Clause, “same proportion” means the percentage obtained by dividing the number of Shares offered by the Initiating Shareholder divided by the total number of Shares held by that Initiating Shareholder at the time of the offer to the said third party.

11.3.4	Duties and Liability of Initiating Shareholder: The Initiating Shareholder agrees to take all steps necessary to enable it to comply with and to facilitate the provisions of this Clause 11.3, failing which the Initiating Shareholder will be obliged to purchase the Tag Along Shares from the Non-Initiating Shareholders.

11.3.5	Failure by Third Party to Purchase: A Tag Along Notice shall have no effect if the acquisition by the third party of Shares from the Initiating Shareholder is not completed.

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12.	INFORMATION RIGHTS

12.1	Start-Up shall maintain accurate and complete accounting records and the Shareholders or their authorised representatives shall have full access to the Start-Up’s accounting and other records at all reasonable times. The accounts of Start-Up shall be kept in the English language in accordance with generally accepted accounting principles in Singapore and shall be audited annually.

12.2	Start-Up shall provide the Shareholders with the following:

12.2.1	audited annual financial statements and reports within fourteen (14) Business Days after receipt of such audited financial statements and reports from the auditors;

12.2.2	unaudited quarterly financial statements and reports prepared in accordance with Singapore generally applicable accounting standards, principles, bases, methods and policies within thirty (30) Business Days of the end of each fiscal quarter. Such statements shall include comparative income statements, cash flow statements, consolidated balance sheets as of the end of such quarter and comparisons to budget;

12.2.3	an annual operating plan and budget within thirty (30) days preceding the beginning of each financial year; and

12.2.4	such other information and access pertaining to the Start-Up’s business, financial and corporate affairs as are mutually agreed upon with the Shareholders from time to time.

12.3	All such information provided pursuant to this Clause 12 shall be kept confidential by the recipient and shall only be used for the purpose of monitoring such recipient’s investment in the Start-Up. Such obligation shall survive termination of this SSA for any reason and termination of the Shareholder’s right to receive information under this Clause 12.

12.4	Start-Up undertakes to the Shareholders (for as long as such Shareholders holds Shares) that it will immediately upon becoming aware of any of the following matters inform the Shareholders of:

12.4.1	any offer made or proposed to Shareholders or discussions with Shareholders which may result in any Shares being acquired by a Connected Person of the relevant Shareholder;

12.4.2	any material litigation commenced or threatened by or against the Start-Up or any circumstances likely to give rise to such litigation;

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12.4.3	any termination (or notice of termination) or proposal for such termination of any chief executive officer, chief financial officer or chief technical officer;

12.4.4	any occurrence which is likely to affect the business of the Start-Up or to adversely affect the Start-Up’s ability to perform its obligations under this SSA to a material extent; and

12.4.5	details of any challenge to the rights of the Start-Up in any Intellectual Property which, if successful, would be likely to have a material effect on the Start-Up.

13.	CONFIDENTIALITY

13.1	Subject to Clause 13.2, each Party shall, until five (5) years after the expiry of this SSA, keep confidential any information which is obtained by it from another Party which is designated by the disclosing party to be confidential and which:

13.1.1	relates to the negotiation of this SSA or any document referred to in this SSA;

13.1.2	relates to the provisions or the subject matter of this SSA or of any document referred to in this SSA;

13.1.3	relates to the Start-Up;

13.1.4	relates to the Business;

13.1.5	relates to the APTORUM Parties or A*CCELERATE; or

13.1.6	relates to IP developed by the A*STAR RIs.

(collectively, “Confidential Information”).

13.2	Clause 13.1 shall not apply to information to the extent that:

13.2.1	any Party (or its advisers or Associates) is required to disclose it by any Applicable Law or Competent Authority;

13.2.1	it is contained in any announcement or publication in agreed form;

13.2.3	a Party has disclosed it to any of its advisers who need to know it for the purposes of advising in relation to or furthering the provisions of this SSA and who are aware of the obligations of confidentiality and have agreed to keep the information confidential and not to use it for any purpose other than the purpose for which it was disclosed; or

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13.3	Notwithstanding the above, APTORUM shall be permitted to issue press release or other public disclosure relating to this SSA as required by applicable law, court process or Nasdaq or other stock exchange rules, in which case APTORUM will allow the other Parties reasonable time (to the extent practicable) to comment thereon in advance of the issuance. The Parties acknowledge that APTORUM may file a copy of this SSA redacting the confidential business terms with the SEC as an exhibit to its filings.

13.4	Each Party agrees that the obligations of confidentiality contained herein shall not attach to information that: -

(a)	is publicly available prior to the date of this SSA or becomes publicly available thereafter through no wrongful act of the receiving Party;

(b)	was known to the receiving Party prior to the date of the disclosure or was disclosed to the receiving Party by a third Party without restriction and without breach of the confidentiality obligations under this SSA by the receiving Party;

(c)	is disclosed by the receiving Party with prior written approval of the disclosing Party;

(d)	can be established by tangible evidence to have been independently developed by the receiving Party without the use of or reference to the disclosing Party’s Confidential Information;

(e)	is required to be disclosed to governmental or regulatory bodies or to a court of competent jurisdiction pursuant to any written law, provided, however, that such disclosure is limited to that required to be disclosed.

(f)	a Party discloses to its Related Corporations for compliance with reporting obligations.

14.	EXIT STRATEGY

The Shareholders agree that they shall use reasonable efforts to work together in good faith, towards the trade sale or the listing and quotation on a stock exchange of the Company’s Shares, [within five (5) years] from the Effective Date, subject to the market, economic and political conditions, and development of the Company.

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15.	RIGHTS OF THIRD PARTIES

No term of this SSA is enforceable under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, by a person who is not a Party.

16.	COSTS AND EXPENSES

Each Party shall bear and be responsible for its respective costs and expenses incurred in relation to the negotiation, preparation and implementation of this SSA.

17.	GOVERNING LAW AND JURISDICTION

17.1	This SSA shall be governed by the laws of Singapore.

17.2	Any dispute arising out of or in connection with this SSA, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The Tribunal shall consist of one (1) arbitrator to be appointed by the Chairman of the SIAC and the language of the arbitration shall be English.

18.	COUNTERPARTS

This SSA may be executed in any number of counterparts or duplicates, each of which, when executed and delivered, shall be original, and such counterparts or duplicates together shall constitute one (1) and the same instrument

19.	OTHER TERMS

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AS WITNESS the hands of the Parties hereto the day and year first above written.

SIGNED by

)
for and on behalf of A*CCELERATE	)
)
TECHNOLOGIES PTE LTD	)
)
in the presence of:-)

SIGNED by	)
)
for and on behalf of [ ]	)
)
in the	)
)
presence of:-)

SIGNED by	)
)
for and on behalf of [ ]	)
)
in the	)
)
presence of:-)

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ANNEX A

[Business plan to be inserted]

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ANNEX B

Deed of Adherence

THIS DEED OF ADHERENCE is made on                       20[  ]

by [                                    ] of [                                    ] (the “New Shareholder”)

SUPPLEMENTAL to the SSA (the “Principal Agreement”) dated [**] between A*CCELERATE Technologies Pte Ltd, the person(s) defined in it as the APTORUM Parties and the person defined in it as the Company.

AGREED TERMS

1.	Words and phrases defined in the Principal Agreement shall have the same meaning when used in this Agreement. The “Effective Date” means the date of this deed.

2.	The New Shareholder hereby confirms that he has been supplied with a copy of the Principal Agreement and undertakes with each of the persons named in the Principal Agreement that from the Effective Date:

(a)	if he is a transferee of shares in the Company from a Shareholder, he will observe, perform and be bound by those provisions of the Principal Agreement which contain obligations on that Shareholder as though he was an original Party to the Principal Agreement except that he shall not be liable under the Warranties; or

(b)	if he is an allottee of shares in the Company, he will observe, perform and be bound by those provisions of the Principal Agreement which contain obligations on the holders of the same class of shares as those which are being allotted to him as though he was an original Party to the Principal Agreement [except that the New Shareholder shall not be liable under the Warranties].

This deed shall be governed by and construed in accordance with Singapore law.

A*CCELERATE-APTORUM PARTIES-Master Agreement